Exhibit 99.1

NEWS RELEASE
Media Contact:	Doug Kline Sempra Energy (877) 866-2066 www.sempra.com

Financial Contact:	Karen Sedgwick Sempra Energy (877) 736-7727

SEMPRA ENERGY POSTS 38-PERCENT INCREASE IN
2004 NET INCOME
  Earnings Per Share Rise 26 Percent to $3.83
  Commodity-Trading, Electric-Generation Units Pace Growth
  Company Raises 2005 Earnings-Per-Share Guidance to $3.10 to $3.30
  From $3.00 to $3.20

          SAN DIEGO, Feb. 23, 2005 - Sempra Energy (NYSE: SRE) today reported 2004 earnings of $895 million, or $3.83 per diluted share, up 38 percent over 2003 earnings of $649 million, or $3.03 per diluted share.

          For the fourth quarter 2004, Sempra Energy's earnings were $346 million, or $1.46 per diluted share, an increase of 48 percent over fourth-quarter 2003 earnings of $234 million, or $1.03 per diluted share.

          "This marks the sixth consecutive year of record earnings for Sempra Energy, a period during which we have averaged earnings growth of more than 20 percent annually," said Stephen L. Baum, chairman and chief executive officer. "In 2004, we further strengthened our balance sheet and significantly advanced our liquefied natural gas (LNG) business. Our commodity-trading and electric-generation businesses experienced robust growth and our California utilities continue to excel."

-more-

          Yesterday, Sempra Energy's board of directors announced a dividend increase of 16 percent, raising the quarterly dividend on common shares to 29 cents ($1.16 on an annualized basis). The increase was the first change in the company's dividend since 2000.

          Revenues for Sempra Energy in 2004 were $9.4 billion, compared with $7.9 billion in 2003, due to increased power sales and commodity trading. Fourth-quarter 2004 revenues were $2.9 billion, up from $2.1 billion in the year-earlier period.

SUBSIDIARY OPERATING RESULTS

Sempra Utilities

          Net income for Southern California Gas Co. (SoCalGas) increased to $232 million in 2004 from $209 million in 2003, due primarily to lower operating expenses, the favorable settlement of its rate case at the California Public Utilities Commission (CPUC) and a one-time gain from a property sale. Fourth-quarter 2004 net income for SoCalGas was $58 million, versus $61 million in the year-earlier period.

          Net income for San Diego Gas & Electric (SDG&E) in 2004 was $208 million, compared with $334 million in 2003. SDG&E's net income was $68 million in the fourth quarter 2004, compared with $128 million in the same quarter of 2003. In the fourth quarter 2004, SDG&E benefited from the settlement of its rate case at the CPUC. The 2003 results for SDG&E included a $79 million gain recorded in the fourth quarter for the favorable resolution of tax issues and a $65 million gain recorded in the third quarter for a contract settlement with the CPUC.

          In December 2004, the CPUC approved base rates for SDG&E and SoCalGas for a four-year period extending through 2007.

          "The approval of new rate plans for SDG&E and SoCalGas ensures that our utilities will continue to earn a reasonable return as they invest in critical new infrastructure to serve their customers," Baum said.

-more-

Sempra Commodities

          In 2004, net income for Sempra Commodities (formerly Sempra Energy Trading) more than doubled to $320 million from $157 million in 2003, due to improved performance in all of its key commodity segments worldwide, including natural gas, petroleum and base metals. Fourth-quarter 2004 net income for Sempra Commodities increased to $171 million from $73 million in the year-earlier period on the strength of its natural gas and power trading.

          "In 2004, Sempra Commodities recorded its best year ever," said Baum. "Quarter after quarter, Sempra Commodities has remained consistently profitable, while carefully managing risk and entering into transactions that convert to cash quickly."

Sempra Generation

          Net income for Sempra Generation (formerly Sempra Energy Resources) rose to $137 million in 2004 from $71 million in the previous year, due primarily to a full year of contributions from the company's new generating fleet in the Pacific Southwest, as well as power plants acquired in Texas.

          Sempra Generation's fourth-quarter net income was $19 million in 2004, compared with $32 million in 2003, due primarily to litigation reserves.

Sempra Pipelines & Storage

          Sempra Pipelines & Storage (formerly Sempra Energy International) recorded net income of $63 million in 2004, up from $3 million in 2003. Results for 2003 included an impairment charge of $50 million in the third quarter. In 2004, Sempra Pipelines & Storage also benefited from a $5 million gain from reducing its ownership in Luz del Sur, a Peruvian utility, to 38 percent from 44 percent. For the fourth quarter, net income for Sempra Pipelines & Storage increased to $28 million in 2004 from $10 million in 2003, due primarily to favorable resolution of foreign-tax issues.

-more-

Sempra LNG

          Last month, Sempra LNG (formerly Sempra Energy LNG) awarded the engineering and construction contracts for its Energía Costa Azul and Cameron LNG receipt terminals in Baja California, Mexico, and Louisiana. Construction has commenced on the Energía Costa Azul terminal, which is expected to be operational in 2008.

          Also last month, Sempra LNG was awarded a 15-year natural gas contract to supply Mexico's state-owned electric utility, Comisión Federal de Electricidad.

          On Jan. 27, 2005, Sempra LNG announced it had signed a Heads of Agreement (HOA) to provide Tractebel LNG North America LLC with up to one-third of the processing capacity of the Cameron LNG receipt terminal for a period of 20 years, beginning in 2008. The non-binding HOA contemplates finalizing a definitive agreement by June 30, 2005. Additional supply and capacity agreements involving Cameron LNG are being negotiated. The facility is expected to be operational in 2008.

2005 Earnings Outlook

          Sempra Energy today updated its 2005 earnings-per-share guidance to $3.10 to $3.30 from previous guidance of $3.00 to $3.20. The company also announced a capital budget of approximately $1.6 billion for 2005.

Internet Broadcast

          Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. Eastern Time with senior management of the company. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (706) 645-9291 and entering the passcode, 3346152.

          Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2004 revenues of $9.4 billion. The Sempra Energy companies' 13,000 employees serve more than 10 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

###

This presentation contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources, the Federal Energy Regulatory Commission and other regulatory bodies in the United States and other countries; capital markets conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov and on the company's Web site, www.sempra.com.

SEMPRA ENERGY
Table A

STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Years ended
	December 31,		December 31,

(Dollars in millions, except per share amounts)	2004	2003	2004	2003

	(Unaudited)
Operating revenues
California utilities:
Natural gas	$ 1,348	$ 1,049	$ 4,537	$ 4,010
Electric	412	419	1,658	1,787
Other	1,129	598	3,215	2,090

Total operating revenues	2,889	2,066	9,410	7,887

Operating expenses
California utilities:
Cost of natural gas	849	542	2,593	2,071
Cost of electric fuel and purchased power	151	113	576	541
Other cost of sales	555	318	1,741	1,204
Other operating expenses	774	656	2,371	2,287
Depreciation and amortization	120	160	621	615
Franchise fees and other taxes	65	63	236	230

Total operating expenses	2,514	1,852	8,138	6,948

Operating income	375	214	1,272	939
Other income (expense) - net	46	(12)	104	26
Interest income	11	74	69	104
Interest expense	(88)	(85)	(322)	(308)
Preferred dividends / distributions by subsidiaries	(3)	(2)	(10)	(19)

Income from continuing operations before income taxes	341	189	1,113	742
Income tax expense (benefit)	2	(62)	193	47

Income from continuing operations	339	251	920	695
Income (loss) from discontinued operations, net of tax	7	-	(23)	-
Loss on disposal of discontinued operations, net of tax	-	-	(2)	-

Income before cumulative effect of changes in accounting principles	346	251	895	695
Cumulative effect of changes in accounting principles, net of tax	-	(17)	-	(46)

Net income	$ 346	$ 234	$ 895	$ 649

Basic earnings per share:
Income from continuing operations	$ 1.47	$ 1.12	$ 4.03	$ 3.29
Discontinued operations, net of tax	0.03	-	(0.11)	-
Cumulative effect of changes in accounting principles, net of tax	-	(0.07)	-	(0.22)

Net income	$ 1.50	$ 1.05	$ 3.92	$ 3.07

Weighted-average number of shares outstanding (thousands)	230,832	223,962	228,271	211,740

Diluted earnings per share:
Income from continuing operations	$ 1.43	$ 1.11	$ 3.93	$ 3.24
Discontinued operations, net of tax	0.03	-	(0.10)	-
Cumulative effect of changes in accounting principles, net of tax	-	(0.08)	-	(0.21)

Net income	$ 1.46	$ 1.03	$ 3.83	$ 3.03

Weighted-average number of shares outstanding (thousands)	237,500	227,214	233,852	214,482

Dividends declared per share of common stock	$ 0.25	$ 0.25	$ 1.00	$ 1.00

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Dollars in millions)	2004	2003

Assets
Current assets:
Cash and cash equivalents	$ 419	$ 409
Short-term investments	15	386
Accounts receivable	1,032	874
Due from unconsolidated affiliate	4	-
Deferred income taxes	15	-
Interest receivable	80	62
Trading-related receivables and deposits, net	2,606	2,350
Derivative trading instruments	2,339	1,607
Commodities owned	1,547	1,420
Regulatory assets arising from fixed-price contracts and other derivatives	152	144
Other regulatory assets	103	89
Inventories	172	147
Other	222	158

Current assets of continuing operations	8,706	7,646
Current assets of discontinued operations	70	220

Total current assets	8,776	7,866

Investments and other assets:
Due from unconsolidated affiliates	42	55
Regulatory assets arising from fixed-price contracts and other derivatives	500	650
Other regulatory assets	619	552
Nuclear decommissioning trusts	612	570
Investments	1,164	1,112
Sundry	844	707

Total investments and other assets	3,781	3,646

Property, plant and equipment - net	11,086	10,476

Total assets	$ 23,643	$ 21,988

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$ 405	$ 28
Accounts payable	1,126	788
Due to unconsolidated affiliates	205	1
Income taxes payable	187	336
Deferred income taxes	-	31
Trading-related payables	3,182	2,255
Derivative trading instruments sold, not yet purchased	1,484	1,340
Commodities sold with agreement to repurchase	513	922
Dividends and interest payable	123	136
Regulatory balancing accounts - net	509	424
Fixed-price contracts and other derivatives	157	148
Current portion of long-term debt	398	1,433
Other	776	675

Current liabilities of continuing operations	9,065	8,517
Current liabilities of discontinued operations	17	52

Total current liabilities	9,082	8,569

Long-term debt	4,192	3,841

Deferred credits and other liabilities:
Due to unconsolidated affiliates	162	362
Customer advances for construction	97	89
Postretirement benefits other than pensions	129	131
Deferred income taxes	420	368
Deferred investment tax credits	78	84
Regulatory liabilities arising from cost of removal obligations	2,359	2,238
Regulatory liabilities arising from asset retirement obligations	333	303
Other regulatory liabilities	67	109
Fixed-price contracts and other derivatives	500	680
Asset retirement obligations	326	313
Deferred credits and other	854	832

Total deferred credits and other liabilities	5,325	5,509

Preferred stock of subsidiaries	179	179

Shareholders' equity	4,865	3,890

Total liabilities and shareholders' equity	$ 23,643	$ 21,988

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Years ended
	December 31,

(Dollars in millions)	2004		2003

Cash Flows from Operating Activities:
Net income	$ 895		$ 649
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations, net of tax	25		-
Cumulative effect of changes in accounting principles, net of tax	-		46
Depreciation and amortization	621		615
Deferred income taxes and investment tax credits	13		(118)
Impairment losses	12		101
Other - net	61		99
Net changes in other working capital components	(427)		(154)
Changes in other assets	(200)		(71)
Changes in other liabilities	(21)		(26)

Net cash provided by continuing operations	979		1,141
Net cash used in discontinued operations	(30)		-

Net cash provided by operating activities	949		1,141

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(1,083)		(1,049)
Investments in and acquisitions of subsidiaries, net of cash acquired	(74)		(202)
Proceeds from disposal of discontinued operations	157		-
Net proceeds from sale of assets	372	(1)	29
Dividends received from unconsolidated affiliates	59		72
Affiliate loans	-		(99)
Other - net	10		1

Net cash used in investing activities	(559)		(1,248)

Cash Flows from Financing Activities:
Common dividends paid	(195)		(182)
Issuances of common stock	110		505
Repurchases of common stock	(5)		(7)
Issuances of long-term debt	997		900
Payments on long-term debt	(1,670)		(601)
Increase (decrease) in short-term debt - net	397		(518)
Other - net	(14)		(8)

Net cash (used in) provided by financing activities	(380)		89

Increase (decrease) in cash and cash equivalents	10		(18)	(2)
Cash and cash equivalents, January 1	409		427

Cash and cash equivalents, December 31	$ 419		$ 409

(1)	Primarily proceeds from the sale of U.S. Treasury obligations which previously securitized the Mesquite synthetic lease.

(2)	Change from $(23) as reported in prior year reflects reclassification of restricted cash.

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS (Unaudited)

	Three months ended			Years ended
	December 31,			December 31,

(Dollars in millions)	2004	2003		2004	2003

Net Income
California Utilities:
San Diego Gas & Electric	$ 68	$ 128		$ 208	$ 334
Southern California Gas	58	61		232	209

Total California Utilities	126	189		440	543

Sempra Global:
Sempra Commodities	171	73		320	157
Sempra Generation	19	32		137	71
Sempra Pipelines & Storage	28	10		63	3	(3)
Sempra LNG	(8)	(2)		(8)	(2)

Total Sempra Global	210	113		512	229

Sempra Financial	10	9		36	41

Parent & Other	(7)	(60)	(4)	(68)	(118)	(4)

Continuing Operations	339	251		920	695

Discontinued Operations (1)	7	-		(25)	-

Cumulative Effect of Changes in Accounting Principles	-	(17)	(2)	-	(46)	(2)

Consolidated Net Income	$ 346	$ 234		$ 895	$ 649

(1)	Reflects Atlantic Electric & Gas and for the three months ended December 31, 2004 includes $7 related to favorable tax adjustment.
(2)

The effects were ($29) at Sempra Commodities, $9 at Sempra Generation and ($26) at Parent & Other, respectively. The effects at Sempra Generation and Parent & Other were recorded in the three months ended December 31, 2003.

(3)	Includes ($50) write-down of the carrying value of assets of Frontier Energy.

(4)	Includes the ($21) impairment of the carrying value of assets of AEG at Parent & Other.

	Three months ended			Years ended
	December 31,			December 31,

(Dollars in millions)	2004	2003		2004	2003

Capital Expenditures and Investments:
California Utilities:
San Diego Gas & Electric	$ 131	$ 159		$ 414	$ 444
Southern California Gas	77	101		311	318

Total California Utilities	208	260		725	762

Sempra Global:
Sempra Generation	41	69		194	300
Sempra Commodities	28	31		131	51
Sempra Pipelines & Storage	4	13		22	50
Sempra LNG	20	23		55	51

Total Sempra Global	93	136		402	452

Parent & Other	4	9		30	37

Consolidated Capital Expenditures and Investments	$ 305	$ 405		$ 1,157	$ 1,251

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended		Years Ended
	December 31,		December 31,

CALIFORNIA UTILITIES	2004	2003	2004	2003

Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 599	$ 557	$ 2,248	$ 2,292
SoCalGas (excludes intercompany sales)	$ 1,161	$ 911	$ 3,947	$ 3,505

Gas Sales (Bcf)	125	115	413	394
Transportation and Exchange (Bcf)	139	130	550	540

Total Deliveries (Bcf)	264	245	963	934

Total Gas Customers (Thousands)			6,297	6,210

Electric Sales (Millions of kWhs)	3,993	3,817	15,799	15,040
Direct Access (Millions of kWhs)	881	866	3,441	3,322

Total Deliveries (Millions of kWhs)	4,874	4,683	19,240	18,362

Total Electric Customers (Thousands)			1,319	1,296

SEMPRA GENERATION

Power Sold (Millions of kWhs)	5,943	3,787	20,739	11,251

SEMPRA PIPELINES & STORAGE
(Represents 100% of these subsidiaries, although only the Mexican subsidiaries are 100% owned by Sempra Energy).

Natural Gas Sales (Bcf)
Argentina	60	58	251	232
Mexico	9	10	42	40
Chile	1	1	3	3
Natural Gas Customers (Thousands)
Argentina			1,449	1,404
Mexico			97	95
Chile			37	37
Electric Sales (Millions of kWhs)
Peru	1,024	1,023	4,044	4,032
Chile	475	453	1,959	1,832
Electric Customers (Thousands)
Peru			748	732
Chile			508	496

SEMPRA ENERGY
Table E (Continued)

SEMPRA COMMODITIES

	Three months ended			Years ended
	December 31,			December 31,

Trading Margin* (Dollars in millions)	2004	2003		2004	2003

Geographical:
North America	$ 300	$ 120		$ 689	$ 439
Europe/Asia	165	75		338	172

Total	$ 465	$ 195		$ 1,027	$ 611

Product Line:
Gas	$ 234	$ 29		$ 314	$ 146
Power	85	36		166	137
Oil - Crude & Products	69	51		265	128
Metals	54	49		179	96
Other	23	30		103	104

Total	$ 465	$ 195		$ 1,027	$ 611

* Trading margin consists of net trading revenues less related costs (primarily brokerage, transportation and storage) plus or minus net interest income/expense.

Physical Statistics

Natural Gas (BcF/Day)	11.9	13.0		13.0	13.3
Electric (Billions of kWhs)	108.1	102.6		373.7	324.4
Oil & Liquid Products (Millions Bbls/Day)	2.1	2.0		2.1	1.7

	Fair
	Market Value
	December 31,	Scheduled Maturity (in months)
Net Unrealized Revenue (Dollars in millions)	2004	0 - 12	13 - 24	25 - 36	> 36

Sources of Over-the-Counter (OTC) Fair Value:
Prices actively quoted	$ 844	$ 788	$ 12	$ 10	$ 34
Prices provided by other external sources	23	(14)	-	-	37
Prices based on models and other valuation methods	(21)	(20)	-	-	(1)

Total OTC Fair Value (1)	$ 846	$ 754	$ 12	$ 10	$ 70

Maturity of OTC Fair Value

Percentage	100.0%	89.1%	1.4%	1.2%	8.3%
Cumulative Percentages		89.1%	90.5%	91.7%	100.0%

Exchange Contracts (2)	$ 347	$ 337	$ 21	$ 8	$ (19)

Total Net Unrealized Revenue	$ 1,193

(1) The present value of unrealized revenue to be received or (paid) from outstanding OTC contracts
(2) Cash received associated with open Exchange Contracts

	December 31,	December 31,
Credit Quality of Unrealized Trading Assets (net of margin)	2004	2003

Commodity Exchanges	10%	8%
Investment Grade	66%	68%
Below Investment Grade	24%	24%

	100%	100%

	Three months ended			Years ended
	December 31,			December 31,

Risk Adjusted Performance Indicators	2004	2003		2004	2003

VaR at 95% (Dollars in millions) (1)	$ 11.2	$ 4.4		$ 7.9	$ 6.5
VaR at 99% (Dollars in millions) (2)	$ 15.7	$ 6.3		$ 11.2	$ 9.2
Risk Adjusted Return on Capital (RAROC) (3)	34%	38%		38%	23%

(1) Average Daily Value-at-Risk for the period using a 95% confidence level
(2) Average Daily Value-at-Risk for the period using a 99% confidence level
(3) Average Daily Trading Margin/Average Daily VaR at 95% confidence level